Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SALES,
ESTIMATED FIRST QUARTER EPS,
AND FORECASTED SECOND QUARTER SALES AND EPS RANGES

          Pleasanton, California, May 5, 2005 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported sales of $357 million for the four weeks ended April 30, 2005, an 11% increase above the $322 million in sales for the four weeks ended May 1, 2004.  Comparable store sales for the month increased 1% over the prior year.

          For the 13 weeks ended April 30, 2005, sales totaled $1.124 billion, a 13% increase above the $992 million in sales for the 13 weeks ended May 1, 2004.  Comparable store sales for the 13 weeks ended April 30, 2005 increased 3%.

          In commenting, Michael Balmuth, Vice Chairman, President and Chief Executive Officer, stated, “Sales for the first quarter of 2005 were in line with forecast.  As expected, operating margin during the period came under pressure mainly due to a combination of higher markdowns and higher distribution center costs as a percent of sales.   As a result, earnings per share for the 13 weeks ended April 30, 2005 are estimated to be about $.33 to $.34.  This compares to earnings per share of $.31, as restated, for the 13 weeks ended May 1, 2004.”

          Looking ahead, Mr. Balmuth continued, “For the 13 weeks ending July 30, 2005, we project that same store sales will increase 6% to 7%, compared to a 3% decline in the prior year period, and forecast earnings per share to be in the range of $.30 to $.32, compared to earnings per share of $.21, as restated, for the second quarter ended July 31, 2004.  Our prior year second quarter results are inclusive of a $.07 write-down related to our former corporate office and distribution center in Newark, California.”

          Additional recorded information concerning today’s press release and further details concerning the Company’s outlook for the balance of fiscal 2005 can be accessed by calling (402) 220-5900, PIN #2363, from 8:30 a.m. Eastern time on May 5, 2005 through 8:00 p.m. Eastern time on May 6, 2005.  A transcript of these comments also will be made available on the press release page of the Company’s website.

          The Company will report final results for the 13 weeks ended April 30, 2005 on Wednesday, May 18, 2005.  The press release will be issued at approximately 8:00 a.m. Eastern time.  A conference call is scheduled to follow on the same date at 11:00 a.m. Eastern time to communicate additional details concerning the quarter’s results and management’s outlook.  A real time audio webcast of the conference call can be accessed by visiting the Company’s website at www.rossstores.com.   A recorded version of the call will also be available at the same location.

          Forward-Looking Statements: This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements concerning the Company’s distribution centers and information systems, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The estimated earnings per share for the first quarter ended April 30, 2005 are preliminary and subject to adjustments.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; migrating the Company’s data center from Newark, California to Pleasanton, California in the first half of 2005 without unexpected delays or interruption in system availability; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2004.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of April 30, 2005, the Company operated 663 Ross stores and ten dd’s DISCOUNTSSM stores, compared to 599 Ross locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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